EXHIBIT 5.3

[Bennett Jones LLP Letterhead]

April 17, 2018

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital Canada Ltd.

2900, 240 – 4th Avenue S.W.

Calgary, Alberta, T2P 4H4

Canada

Total Capital International

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate aggregate amount of debt securities (the “TOTAL Debt Securities”) of TOTAL S.A., a société anonyme organized under the laws of the Republic of France (“TOTAL”), guaranteed debt securities (the “Total Capital Guaranteed Securities”) of Total Capital , a société anonyme organized under the laws of the Republic of France (“Total Capital”), guaranteed debt securities (the “Total Canada Guaranteed Securities”) of Total Capital Canada Ltd., a corporation incorporated under the laws of Alberta, Canada (“Total Canada”), guaranteed debt securities (the “Total International Guaranteed Securities”) of Total Capital International , a société anonyme organized under the laws of the Republic of France (“Total International”) and the related guarantees of the Total Capital Guaranteed Securities, the Total Canada Guaranteed Securities and the Total International Guaranteed Securities (collectively referred to herein as the “Guarantees”) by TOTAL, we, as Canadian counsel to Total Canada, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1.	Total Canada is a valid and subsisting corporation under the Business Corporations Act (Alberta);

2.	the Indenture relating to the Total Canada Guaranteed Securities has been duly and validly executed by Total Canada in accordance with a valid resolution of the board of directors of Total Canada, and assuming due authorization and execution of such Indenture in accordance with applicable laws and regulations by TOTAL, has been duly authorized; and

3.	the Total Canada Guaranteed Securities, when duly and validly issued in accordance with a valid resolution of the board of directors of Total Canada duly authorizing such issuance, will be duly authorized.

The foregoing opinion is limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein in force on this date and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We understand you are relying as to all matters governed by the laws of the Republic of France upon the opinion dated April 17, 2018, of Aurélien Hamelle, Group General Counsel to TOTAL, and as to all matters governed by the laws of the State of New York upon the opinion dated April 17, 2018, of Lycia Alderin, Group U.S. Securities Counsel to TOTAL, which opinions are being delivered to you by such counsel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the TOTAL Debt Securities, the Total Capital Guaranteed Securities, the Total Canada Guaranteed Securities, the Total International Guaranteed Securities and the Guarantees and to the references to us under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Bennett Jones LLP

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